News Release

For Immediate Release:	For More Information,
October 27, 2015	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Third Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $6.9 million, or $0.34 per diluted common share, for the three months ended September 30, 2015, an increase of 28.1% compared to the $5.4 million, or $0.27 per diluted common share, recorded in the third quarter of 2014.

For the nine months ended September 30, 2015, the Company recorded net income available to common shareholders of $19.7 million, or $0.97 per diluted common share, an increase of 14.0% compared to the $17.3 million, or $0.85 per diluted common share, for the nine months ended September 30, 2014.

Highlights for the quarter include:

•	Legacy loan growth of $76.1 million, which represents 13.1% annualized growth.

•	Deposit growth of $54.6 million, which represents 8.2% annualized growth.

•	The Company’s net interest margin, excluding loan discount accretion, was 3.98%, compared to 3.95% realized in the third quarter of 2014.

•	On October 16, 2015, the Company redeemed the remaining $31.5 million of preferred stock associated with its participation in the Treasury’s Small Business Lending Fund.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2015 amounted to $30.4 million, a 3.1% decrease from the $31.3 million recorded in the third quarter of 2014. Net interest income for the first nine months of 2015 amounted to $89.7 million, a 10.9% decrease from the $100.7 million recorded in the comparable period of 2014.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the third quarter of 2015 was 4.14% compared to 4.30% for the third quarter of 2014. For the nine month period ended September 30, 2015, the Company’s net interest margin was 4.16% compared to 4.69% for the same period in 2014. The 4.14% net interest margin for the third quarter of 2015 was a one basis point decrease from the 4.15% margin realized in the second quarter of 2015. The lower margins compared to 2014 were primarily due to lower amounts of discount accretion on loans purchased in failed-bank acquisitions – see additional discussion below. As shown in the accompanying tables, loan discount accretion amounted to $1.2 million in the third quarter of 2015, $1.1 million in the second quarter of 2015, and $2.6 million in the third quarter of 2014. For the first nine months of 2015, loan discount accretion amounted to $3.9 million compared to $13.8 million for the first nine months of 2014. The lower amount of accretion is due to the continued winding down of the unaccreted discount amount that resulted from failed-bank acquisitions in 2009 and 2011.

Excluding the effects of discount accretion on purchased loans, the Company’s net interest margin has remained stable, amounting to 3.98% for the third quarter of 2015, 3.99% for the second quarter of 2015, and 3.95% for the third quarter of 2014. The Company continues to experience lower loan yields due to the prolonged low interest rate environment, but began to invest its excess cash balances into higher yielding investment securities late in the fourth quarter of 2014, which has partially offset the lower loan yields. Investment securities totaled $339 million at September 30, 2015 compared to $207 million at September 30, 2014. See the Financial Summary for a table that presents the impact of loan discount accretion that affects net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

The Company’s cost of funds has steadily declined from 0.28% in the third quarter of 2014 to 0.24% in the third quarter of 2015, which has had a positive impact on the Company’s net interest margin.

Provision for Loan Losses and Asset Quality

The Company recorded negative total provisions for loan losses (reduction of the allowance for loan losses) of $1.4 million in the third quarter of 2015 compared to provisions for loan losses of $1.5 million in the third quarter of 2014. For the nine months ended September 30, 2015, the Company recorded negative total provisions for loan losses of $0.7 million compared to provision for loan losses of $8.7 million for the same period of 2014. As discussed below, the Company records provisions for loan losses related to both non-covered and covered loan portfolios – see explanation of the terms “non-covered” and “covered” in the section below entitled “Note Regarding Components of Earnings.”

The provision for loan losses on non-covered loans amounted to $0.3 million in the third quarter of 2015 compared to $1.3 million in the third quarter of 2014. For the first nine months of 2015, the provision for loan losses on non-covered loans amounted to $1.4 million compared to $5.8 million for the same period of 2014. The lower provisions recorded in 2015 were primarily a result of continued favorable credit quality trends and generally improving economic trends.

The Company recorded a negative provision for loan losses on covered loans (reduction of allowance for loan losses) of $1.7 million in the third quarter of 2015 compared to a $0.2 million provision for loan losses in the third quarter of 2014. For the nine months ended September 30, 2015, the Company recorded a negative provision for loan losses on covered loans of $2.1 million compared to a $2.9 million provision for loan losses in the comparable period of 2014. The negative provisions in 2015 primarily resulted from lower levels of covered nonperforming loans, declining levels of total covered loans, and net loan recoveries (recoveries, net of charge-offs) of $1.6 million and $1.7 million that were realized during the three and nine months ended September 30, 2015, respectively.

Total non-covered nonperforming assets have declined in the past year, amounting to $80.9 million at September 30, 2015 (2.56% of total non-covered assets), $95.3 million at December 31, 2014 (3.09% of total non-covered assets), and $96.8 million at September 30, 2014 (3.17% of total non-covered assets). The decline in non-covered nonperforming assets is primarily due to on-going resolution of nonperforming assets and improving credit quality.

Total covered nonperforming assets have also declined in the past year, amounting to $10.8 million at September 30, 2015, $18.7 million at December 31, 2014 and $20.0 million at September 30, 2014. Over the past twelve months, the Company has resolved a significant amount of covered loans and has experienced strong property sales along the North Carolina coast, which is where most of the Company’s covered assets are located.

Noninterest Income

Total noninterest income was $3.5 million and $4.6 million for the three months ended September 30, 2015 and September 30, 2014, respectively. For the nine months ended September 30, 2015, noninterest income amounted to $13.0 million compared to $9.9 million for the nine months ended September 30, 2014.

Core noninterest income for the third quarter of 2015 was $7.3 million, a decrease of 6.2% from the $7.8 million reported for the third quarter of 2014. For the first nine months of 2015, core noninterest income amounted to $21.9 million, a 5.1% decrease from the $23.1 million recorded in the comparable period of 2014. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. The primary reason for the decrease in core noninterest income in 2015 was lower service charges on deposit accounts, which declined from $3.4 million in the third quarter of 2014 to $3.0 million in the third quarter of 2015. For the nine months ended September 30, 2015, service charges on deposit accounts amounted to $8.7 million, which is a $1.7 million decrease from the $10.4 million recorded in the comparable period of 2014. After the elimination of free checking for most customers with low balances in late 2013, monthly fees earned on deposit accounts have gradually declined over the past several quarters as a result of more customers meeting the requirements to have the monthly service charge waived. Fewer instances of fees earned from customers overdrawing their accounts have also impacted this line item. Fees from presold mortgages declined in the third quarter of 2015 primarily due to the Company electing to hold for investment approximately $15 million more loans in 2015 compared to 2014 that met secondary mortgage market specifications in order to realize interest income.

Noncore components of noninterest income resulted in a net decrease to income of $3.8 million in the third quarter of 2015 compared to a net decrease to income of $3.2 million in the third quarter of 2014. For the nine months ended September 30, 2015 and 2014, the Company recorded net decreases to income of $8.8 million and $13.2 million, respectively, related to the noncore components of noninterest income. The largest variances in noncore noninterest income related to gains (losses) on covered foreclosed properties and indemnification asset income (expense) – see discussion below.

For the three months ended September 30, 2015, the Company recorded losses on covered foreclosed properties of $0.1 million in comparison to gains of $0.8 million in the third quarter of 2014. For the nine months ended September 30, 2015, the Company recorded gains of $0.4 million in comparison to losses of $2.5 million in the same period of 2014. Losses on covered foreclosed properties have generally declined in recent quarters as a result of significantly lower levels of covered foreclosed properties held by the Company and stabilization in property values.

Indemnification asset income (expense) is recorded to reflect additional (decreased) amounts expected to be received from the FDIC during the period related to covered assets. The three primary items that result in recording indemnification asset income (expense) are 1) income from loan discount accretion, which results in indemnification expense, 2) provisions for loan losses on covered loans, which result in indemnification income and 3) foreclosed property gains (losses) on covered assets, which also result in indemnification expense (income). In the third quarter of 2015, the Company recorded $2.9 million in indemnification asset expense compared to $3.2 million in indemnification asset expense in the third quarter of 2014. For the nine months ended September 30, 2015, indemnification asset expense amounted to $7.1 million compared to $9.7 million in indemnification asset expense for the same period of 2014. These variances are primarily due to lower indemnification asset expense associated with the lower loan discount accretion income recorded in the three and nine months ended September 30, 2015. See additional discussion related to this matter in the section below entitled “Note Regarding Components of Earnings.”

Noninterest Expenses

Noninterest expenses amounted to $24.6 million in the third quarter of 2015 compared to $25.9 million recorded in the third quarter of 2014. Noninterest expenses for the nine months ended September 30, 2015 amounted to $72.6 million compared to $74.3 million recorded in the first nine months of 2014. The decreases in 2015 were mainly due to decreases in miscellaneous items of other operating expense. Also, included in noninterest expenses for the three and nine months ended September 30, 2014 were $0.9 million in charges related to the closure and consolidation of nine bank branches. Salaries expense has risen slightly in 2015 as a result of the hiring of additional staff to drive growth, as well as higher incentive compensation expense related to the Company’s performance.

Balance Sheet and Capital

Total assets at September 30, 2015 amounted to $3.3 billion, a 2.4% increase from a year earlier. Total loans at September 30, 2015 amounted to $2.5 billion, a 2.3% increase from a year earlier, and total deposits amounted to $2.7 billion at September 30, 2015, a 1.1% increase from a year earlier.

Investment securities totaled $338.8 million at September 30, 2015 compared to $207.1 million at September 30, 2014. Over the past 12 months, the Company has used a portion of its excess cash balances to purchase investment securities.

Non-covered loans amounted to $2.4 billion at September 30, 2015, an increase of $82.3 million from September 30, 2014. Non-covered loans increased $76.1 million, or 13.1% on an annualized basis, during the third quarter of 2015 as a result of ongoing internal initiatives to drive loan growth. Loans covered by FDIC loss share agreements are expected to continue to decline as those loans continue to pay down.

The increase in total deposits at September 30, 2015 compared to September 30, 2014 was primarily due increases in checking, money market and savings accounts, which were partially offset by decreases in retail time deposits (“other time deposits > $100,000” and “other time deposits” in the accompanying tables) and brokered deposits. Time deposits are generally one of the Company’s most expensive funding sources, and thus the shift from this category has benefited the Company’s overall cost of funds.

On June 25, 2015, the Company redeemed $32 million (32,000 shares) of the outstanding Non-Cumulative Perpetual Preferred Stock, Series B (“SBLF Stock”) that had been issued to the United States Secretary of the Treasury in September 2011 related to the Company’s participation in the Small Business Lending Fund. On October 16, 2015, the remaining $31.5 million of SBLF Stock was redeemed, which ended the Company’s participation in the Small Business Lending Fund.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at September 30, 2015 of 16.00% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 8.27% at September 30, 2015, an increase of 41 basis points from a year earlier.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “We are pleased with this quarter’s results. Ongoing growth initiatives helped drive strong loan and deposit growth for the quarter, while the core net interest margin remained steady and nonperforming assets continue to decline. These factors contributed to the significant increase in earnings.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On September 15, 2015, the Company announced a quarterly cash dividend of $0.08 per share payable on October 23, 2015 to shareholders of record on September 30, 2015. This is the same dividend rate as the Company declared in the third quarter of 2014.

•	On October 19, 2015, the Company opened a full-service branch located at 2939 Village Drive in Fayetteville, North Carolina. The Company previously had a loan production office in Fayetteville, North Carolina.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that pay off, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For covered foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 88 branches, with 75 branches operating in North Carolina, 6 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 7 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Greenville and Charlotte, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2015	2014	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$29,863	32,019
Interest on investment securities	2,125	1,116
Other interest income	142	239
Total interest income	32,130	33,374	(3.7%)
Interest expense
Interest on deposits	1,257	1,729
Interest on borrowings	487	302
Total interest expense	1,744	2,031	(14.1%)
Net interest income	30,386	31,343	(3.1%)
Provision for loan losses – non-covered loans	267	1,279	(79.1%)
Provision (reversal) for loan losses – covered loans	(1,681)	206	n/m
Total provision for loan losses	(1,414)	1,485	n/m
Net interest income after provision for loan losses	31,800	29,858	6.5%
Noninterest income
Service charges on deposit accounts	2,951	3,426
Other service charges, commissions, and fees	2,778	2,538
Fees from presold mortgages	481	807
Commissions from financial product sales	691	685
Bank-owned life insurance income	382	311
Foreclosed property gains (losses) – non-covered	(857)	(757)
Foreclosed property gains (losses) – covered	(82)	773
FDIC indemnification asset income (expense), net	(2,865)	(3,210)
Securities gains (losses)	(1)	—
Other gains (losses)	28	35
Total noninterest income	3,506	4,608	(23.9%)
Noninterest expenses
Salaries expense	12,378	11,773
Employee benefit expense	2,221	2,550
Occupancy and equipment expense	2,723	2,816
Intangibles amortization	181	194
Other operating expenses	7,111	8,598
Total noninterest expenses	24,614	25,931	(5.1%)
Income before income taxes	10,692	8,535	25.3%
Income taxes	3,687	2,956	24.7%
Net income	7,005	5,579	25.6%

Preferred stock dividends	(137)	(217)

Net income available to common shareholders	$6,868	5,362	28.1%

Earnings per common share – basic	$0.35	0.27	29.6%
Earnings per common share – diluted	0.34	0.27	25.9%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$30,386	31,343
Tax-equivalent adjustment (1)	419	378
Net interest income, tax-equivalent	$30,805	31,721	(2.9%)
(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 38% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2015	2014	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$88,257	102,481
Interest on investment securities	6,068	3,934
Other interest income	523	590
Total interest income	94,848	107,005	(11.4%)
Interest expense
Interest on deposits	4,055	5,470
Other, primarily borrowings	1,099	849
Total interest expense	5,154	6,319	(18.4%)
Net interest income	89,694	100,686	(10.9%)
Provision for loan losses – non-covered loans	1,372	5,802	(76.4%)
Provision (reversal) for loan losses – covered loans	(2,109)	2,917	n/m
Total provision for loan losses	(737)	8,719	n/m
Net interest income after provision for loan losses	90,431	91,967	(1.7%)
Noninterest income
Service charges on deposit accounts	8,724	10,445
Other service charges, commissions, and fees	8,091	7,467
Fees from presold mortgages	2,020	2,204
Commissions from financial product sales	1,917	1,985
Bank-owned life insurance income	1,136	956
Foreclosed property gains (losses) – non-covered	(1,932)	(1,464)
Foreclosed property gains (losses) – covered	410	(2,517)
FDIC indemnification asset income (expense), net	(7,085)	(9,704)
Securities gains (losses)	(1)	786
Other gains (losses)	(241)	(282)
Total noninterest income	13,039	9,876	32.0%
Noninterest expenses
Salaries expense	35,456	34,787
Employee benefit expense	6,702	7,147
Occupancy and equipment expense	8,309	8,452
Intangibles amortization	541	582
Other operating expenses	21,620	23,294
Total noninterest expenses	72,628	74,262	(2.2%)
Income before income taxes	30,842	27,581	11.8%
Income taxes	10,605	9,680	9.6%
Net income	20,237	17,901	13.0%

Preferred stock dividends	(566)	(651)

Net income available to common shareholders	$19,671	17,250	14.0%

Earnings per common share – basic	$1.00	0.88	13.6%
Earnings per common share – diluted	0.97	0.85	14.1%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$89,694	100,686
Tax-equivalent adjustment (1)	1,211	1,126
Net interest income, tax-equivalent	$90,905	101,812	(10.7%)
(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 38% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2015	2014	2015	2014
Return on average assets (1)	0.84%	0.66%	0.82%	0.72%
Return on average common equity (2)	8.23%	6.76%	8.06%	7.44%
Net interest margin – tax-equivalent (3)	4.14%	4.30%	4.16%	4.69%
Net charge-offs to average loans – non-covered	0.38%	0.60%	0.67%	0.60%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.24	0.24
Stated book value – common	16.80	15.94	16.80	15.94
Tangible book value – common	13.40	12.48	13.40	12.48
Common shares outstanding at end of period	19,785,314	19,705,381	19,785,314	19,705,381
Weighted average shares outstanding – basic	19,781,789	19,705,514	19,760,807	19,697,426
Weighted average shares outstanding – diluted	20,512,959	20,437,739	20,491,973	20,431,836

CAPITAL RATIOS
Tangible equity to tangible assets	9.48%	10.13%	9.48%	10.13%
Tangible common equity to tangible assets	8.27%	7.86%	8.27%	7.86%
Tier I leverage ratio	11.31%	11.39%	11.31%	11.39%
Tier I risk-based capital ratio	14.75%	16.01%	14.75%	16.01%
Total risk-based capital ratio	16.00%	17.27%	16.00%	17.27%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,244,515	3,226,960	$3,212,785	3,221,786
Loans	2,453,580	2,428,475	2,411,462	2,442,069
Earning assets	2,951,638	2,924,705	2,921,380	2,902,699
Deposits	2,680,671	2,713,296	2,672,431	2,734,652
Interest-bearing liabilities	2,223,025	2,292,656	2,204,691	2,313,854
Shareholders’ equity	369,499	385,551	385,457	380,837

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014

Net interest income – tax-equivalent (1)	$30,805	30,007	30,093	31,299	31,721
Taxable equivalent adjustment (1)	419	402	390	376	378
Net interest income	30,386	29,605	29,703	30,923	31,343
Provision for loan losses – non-covered	267	1,001	104	1,285	1,279
Provision (reversal) for loan losses – covered	(1,681)	(160)	(268)	191	206
Noninterest income	3,506	5,004	4,529	4,492	4,608
Noninterest expense	24,614	24,300	23,714	22,989	25,931
Income before income taxes	10,692	9,468	10,682	10,950	8,535
Income tax expense	3,687	3,224	3,694	3,855	2,956
Net income	7,005	6,244	6,988	7,095	5,579
Preferred stock dividends	(137)	(212)	(217)	(217)	(217)
Net income available to common shareholders	6,868	6,032	6,771	6,878	5,362

Earnings per common share – basic	0.35	0.30	0.34	0.35	0.27
Earnings per common share – diluted	0.34	0.30	0.33	0.34	0.27

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)	At Sept. 30, 2015	At June 30, 2015	At Dec. 31, 2014	At Sept. 30, 2014	One Year Change
Assets
Cash and due from banks	$52,788	75,151	81,068	84,128	(37.3%)
Interest bearing deposits with banks	166,001	103,241	172,016	252,386	(34.2%)
Total cash and cash equivalents	218,789	178,392	253,084	336,514	(35.0%)

Investment securities	338,813	379,695	336,705	207,059	63.6%
Presold mortgages	3,150	4,934	6,019	5,761	(45.3%)

Loans – non-covered	2,375,094	2,298,955	2,268,580	2,292,841	3.6%
Loans – covered by FDIC loss share agreements	106,609	113,824	127,594	133,249	(20.0%)
Total loans	2,481,703	2,412,779	2,396,174	2,426,090	2.3%
Allowance for loan losses – non-covered	(28,155)	(30,155)	(38,345)	(41,564)	(32.3%)
Allowance for loan losses – covered	(1,900)	(1,935)	(2,281)	(2,567)	(26.0%)
Total allowance for loan losses	(30,055)	(32,090)	(40,626)	(44,131)	(31.9%)
Net loans	2,451,648	2,380,689	2,355,548	2,381,959	2.9%

Premises and equipment	74,839	75,087	75,113	74,871	0.0%
FDIC indemnification asset	7,649	11,982	22,569	25,328	(69.8%)
Intangible assets	67,351	67,532	67,893	68,087	(1.1%)
Foreclosed real estate – non-covered	9,304	9,954	9,771	11,705	(20.5%)
Foreclosed real estate – covered	1,569	1,945	2,350	3,237	(51.5%)
Bank-owned life insurance	56,557	56,175	55,421	44,996	25.7%
Other assets	43,172	45,134	33,910	36,094	19.6%
Total assets	$3,272,841	3,211,519	3,218,383	3,195,611	2.4%

Liabilities
Deposits:
Non-interest bearing checking accounts	$635,287	614,619	560,230	540,349	17.6%
Interest bearing checking accounts	609,908	553,918	583,903	538,815	13.2%
Money market accounts	581,644	576,360	548,255	545,137	6.7%
Savings accounts	187,607	184,786	180,317	178,260	5.2%
Brokered deposits	46,692	58,534	88,375	99,169	(52.9%)
Internet time deposits	—	—	747	1,967	(100.0%)
Other time deposits > $100,000	338,214	342,024	384,127	406,276	(16.8%)
Other time deposits	308,401	322,886	349,952	369,039	(16.4%)
Total deposits	2,707,753	2,653,127	2,695,906	2,679,012	1.1%

Borrowings	176,394	176,394	116,394	116,394	51.5%
Other liabilities	17,520	16,609	18,384	15,390	13.8%
Total liabilities	2,901,667	2,846,130	2,830,684	2,810,796	3.2%

Shareholders’ equity
Preferred stock	38,787	38,787	70,787	70,787	(45.2%)
Common stock	133,211	133,061	132,532	132,440	0.6%
Retained earnings	199,886	194,600	184,958	179,656	11.3%
Accumulated other comprehensive income (loss)	(710)	(1,059)	(578)	1,932	n/m
Total shareholders’ equity	371,174	365,389	387,699	384,815	(3.5%)
Total liabilities and shareholders’ equity	$3,272,841	3,211,519	3,218,383	3,195,611	2.4%

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014

Yield on loans	4.83%	4.86%	4.99%	5.13%	5.23%
Yield on securities – tax-equivalent (1)	2.75%	2.80%	2.67%	2.95%	3.25%
Yield on other earning assets	0.43%	0.50%	0.43%	0.38%	0.30%
Yield on all interest earning assets	4.38%	4.38%	4.44%	4.51%	4.58%

Rate on interest bearing deposits	0.24%	0.26%	0.28%	0.30%	0.32%
Rate on other interest bearing liabilities	1.09%	1.04%	1.03%	1.03%	1.03%
Rate on all interest bearing liabilities	0.31%	0.30%	0.32%	0.34%	0.35%
Total cost of funds	0.24%	0.24%	0.26%	0.27%	0.28%

Net interest margin – tax-equivalent (2)	4.14%	4.15%	4.19%	4.25%	4.30%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014

Interest income – increased by accretion of loan discount (1)	$1,205	1,135	1,557	2,173	2,577
Impact on net interest income	$1,205	1,135	1,557	2,173	2,577

(1)	Corresponding indemnification asset expense is recorded for approximately 80% of this amount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014

Non-covered nonperforming assets
Nonaccrual loans	$42,347	44,123	47,416	50,066	53,620
Troubled debt restructurings - accruing	29,250	32,059	33,997	35,493	31,501
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	71,597	76,182	81,413	85,559	85,121
Foreclosed real estate	9,304	9,954	8,978	9,771	11,705
Total non-covered nonperforming assets	$80,901	86,136	90,391	95,330	96,826

Covered nonperforming assets (1)
Nonaccrual loans	$5,373	7,378	8,596	10,508	10,478
Troubled debt restructurings - accruing	3,825	3,910	3,874	5,823	6,273
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	9,198	11,288	12,470	16,331	16,751
Foreclosed real estate	1,569	1,945	2,055	2,350	3,237
Total covered nonperforming assets	$10,767	13,233	14,525	18,681	19,988

Total nonperforming assets	$91,668	99,369	104,916	114,011	116,814
Asset Quality Ratios – All Assets
Net quarterly charge-offs to average loans - annualized	0.10%	0.80%	0.76%	0.82%	0.51%
Nonperforming loans to total loans	3.26%	3.63%	3.92%	4.25%	4.20%
Nonperforming assets to total assets	2.80%	3.09%	3.26%	3.54%	3.66%
Allowance for loan losses to total loans	1.21%	1.33%	1.50%	1.70%	1.82%

Asset Quality Ratios – Based on Non-covered Assets only
Net quarterly charge-offs to average non-covered loans - annualized	0.38%	0.81%	0.84%	0.78%	0.60%
Non-covered nonperforming loans to non-covered loans	3.01%	3.31%	3.58%	3.77%	3.71%
Non-covered nonperforming assets to total non-covered assets	2.56%	2.78%	2.92%	3.09%	3.17%
Allowance for loan losses to non-covered loans	1.19%	1.31%	1.48%	1.69%	1.81%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014

Net interest income, as reported	$30,386	29,605	29,703	30,923	31,343
Tax-equivalent adjustment	419	402	390	376	378
Net interest income, tax-equivalent (A)	$30,805	30,007	30,093	31,299	31,721
Average earning assets (B)	$2,951,638	2,901,770	2,910,732	2,920,295	2,924,705
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.14%	4.15%	4.19%	4.25%	4.30%

Net interest income, tax-equivalent	$30,805	30,007	30,093	31,299	31,721
Loan discount accretion	1,205	1,135	1,557	2,173	2,577
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$29,600	28,872	28,536	29,126	29,144
Average earnings assets (B)	$2,951,638	2,901,770	2,910,732	2,920,295	2,924,705
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.98%	3.99%	3.98%	3.96%	3.95%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At September 30, 2015, the Company had a remaining loan discount balance of $16.2 million compared to $23.2 million at September 30, 2014. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.